EXHIBIT 99.2

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
October 21, 2004

Contact:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
sreinkensmeyer@cns.com	mbriggs@psbpr.com
Nasdaq Symbol: CNXS

CNS, Inc. Reports Fiscal 2005 Second-Quarter Results

•	Second-quarter fully diluted EPS of $0.24 exceeds expectations
•	Clear strips relaunch began successfully in September quarter
•	Company expects fiscal third-quarter earnings of $0.13 to $0.16 per fully diluted share versus $0.08 in the prior-year period

        MINNEAPOLIS, October 21 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced results for the fiscal 2005 second quarter ended September 30, 2004. Net sales for the quarter were $20.0 million versus $20.6 million in the prior-year period. Net income totaled $3.5 million, or $0.24 per fully diluted share, exceeding the company’s guidance of $0.18 to $0.23 per fully diluted share. For the same period in the prior year, earnings were $4.2 million, or $0.29 per fully diluted share.

        For the first six months of fiscal 2005, CNS reported net sales of $36.6 million versus $38.1 million in the same period last year. Net income for the first six months of fiscal 2005 was $5.2 million, or $0.35 per fully diluted share, versus $7.0 million, or $0.49 per fully diluted share, in the first six months of fiscal 2004.

        “Second-quarter profitability surpassed our expectations on sales that were in line with our estimate,” said Marti Morfitt, CNS’ president and CEO. “While our prior-year sales were lifted by pipeline shipments of a new product, fiscal 2005 is a building year for CNS, as we prepare to introduce new products and new growth initiatives next fiscal year. We remain focused on laying a foundation for future revenue growth.”

        CNS is pursuing initiatives to expand the market penetration of Breathe Right nasal strips in the U.S. and abroad, and further grow the FiberChoice® brand, including the:

•	relaunch of Clear nasal strips which began late in the September 2004 quarter, targeting consumers with sensitive skin types;

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CNS, Inc. Reports Fiscal 2005 Second-Quarter Results

•	preparation of new products for launch next year under both the Breathe Right and FiberChoice brands;

•	marketing testing designed to drive significant long-term growth in household penetration and consumer demand for Breathe Right nasal strips; and

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preparation of key international markets for strong growth later in fiscal 2005 and fiscal 2006, most significantly Mexico, where CNS announced a new distribution agreement last month and recently began shipping Breathe Right nasal strips.

        Gross margins improved versus the prior-year period by nearly 3 percentage points in the 2005 second quarter and 1 percentage point year-to-date. CNS generated $2.7 million in cash from operations during the 2005 second quarter, and ended the period with $52.0 million in cash and marketable securities.

        Yesterday, the company announced a quarterly dividend of $0.05 per share, payable on December 3, 2004, to shareholders of record as of November 19, 2004.

Second-Quarter Product Results

        Domestic Breathe Right sales in the 2005 second quarter totaled $15.1 million versus $16.2 million in the year-ago period. The prior-year quarter included pipeline shipments of the company’s Vapor Shot!™ personal vaporizer.

        International sales of Breathe Right products in the 2005 second quarter totaled $2.1 million compared to $2.0 million in the same period last year. Growth in several European markets offset a lack of product shipments to the company’s distributor in Japan, which continues to work through excess inventory. CNS expects shipments to Japan to resume in the fiscal fourth quarter.

        Sales of FiberChoice chewable fiber tablets grew 15 percent to $2.7 million in the second quarter versus $2.4 million in the prior-year period.

Outlook for Fiscal 2005 Second Half

        With one additional quarter completed, CNS has tightened its estimated range for sales in the current fiscal year. For the 2005 fiscal year ending March 31, 2005, CNS anticipates that sales will be between $87 million and $90 million, from flat to a 3 percent increase versus the prior year. The company intends to manage operating expenses accordingly and, therefore, CNS’ estimate for fully diluted earnings per share remains unchanged from previous estimates at between $0.63 and $0.68, an increase of 7 percent to 16 percent over fiscal 2004.

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CNS, Inc. Reports Fiscal 2005 Second-Quarter Results

        Sales during the first half of fiscal 2005 have been constrained by the lack of a new product, as well as high inventory levels in Japan. Advertising and promotion expense has been phased more evenly and earlier in fiscal 2005 than in fiscal 2004 to support greater allergy usage of nasal strips in the first half of the fiscal year and the relaunch of Clear nasal strips late in the fiscal second quarter. During the first six months, CNS has tested a number of marketing programs designed to accelerate future growth of Breathe Right nasal strips; some of these tests will continue during the second half of the year. CNS also has increased spending on new product development and this spending level will continue as the company prepares new products for launch in fiscal 2006. As a result of current sales expectations and more evenly phased advertising spending, operating profit growth will be concentrated in the second half of fiscal 2005.

        CNS expects net sales for the fiscal third quarter ending December 31, 2004, in the range of $25 million to $27 million, compared to net sales of $26.4 million in the third quarter of last year. Third-quarter earnings are estimated to grow to between $0.13 and $0.16 per fully diluted share, versus earnings of $0.08 per fully diluted share in the prior-year period.

Conference Call Webcast

        A conference call to review the second-quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the second-quarter conference call may also be accessed by dialing toll-free 800-405-2236, conference call ID 11010855, between 6 p.m. CT on Thursday, October 21, until 6 p.m. CT on Thursday, October 28.

About CNS, Inc.

        CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2004. This news release contains forward-looking statements, which involve risks and uncertainties.

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CNS, Inc. Reports Fiscal 2005 Second-Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,

	2004	2003	2004	2003

Net sales	$20,041	$20,621	$36,572	$38,118
Cost of goods sold	5,716	6,454	11,109	11,923

Gross profit	14,325	14,167	25,463	26,195

Operating expenses:
Advertising and promotion	5,652	4,207	10,800	8,674
Selling, general and administrative	3,519	3,422	7,097	6,762

Total operating expenses	9,171	7,629	17,897	15,436

Operating income	5,154	6,538	7,566	10,759
Investment income	200	183	414	377

Income before income taxes	5,354	6,721	7,980	11,136
Income tax expense	1,870	2,486	2,822	4,120

Net income	$3,484	$4,235	$5,158	$7,016

Diluted net income per share	$.24	$.29	$.35	$.49

Weighted average number of common and
potential common shares outstanding	14,691	14,627	14,631	14,404

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CNS, Inc. Reports Fiscal 2005 Second-Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	September 30, 2004	March 31, 2004

Current assets:
Cash and marketable securities	$52,029	$49,421
Accounts receivable, net	12,056	11,394
Inventories	4,968	4,132
Other current assets	4,017	4,843

Total current assets	73,070	69,790
Long-term assets	3,372	3,744

Total assets	$76,442	$73,534

Current liabilities	13,932	14,890
Stockholders’ equity	62,510	58,644

Total liabilities and stockholders’ equity	$76,442	$73,534

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